Exhibit 10.2

Execution Version

October 20, 2021

GS Acquisition Holdings Corp II

200 West Street

New York, New York 10282

Re: Second Amended and Restated Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in connection with the Business Combination Agreement (together with the exhibits and schedules thereto, as amended, supplemented, otherwise modified, the “Business Combination Agreement”), dated as of June 17, 2021 (as amended on September 3, 2021), by and among GS Acquisition Holdings Corp II, a Delaware corporation (the “SPAC”), Mirion Technologies (TopCo), Ltd., a Jersey private company (the “Company”), CCP IX LP No. 1, CCP IX LP No. 2, CCP IX Co-Investment LP and CCP IX Co-Investment No. 2 LP (collectively, the “Charterhouse Parties”), each of the other persons set forth on Annex I thereto and the other holders of Existing Company Shares from time to time becoming a party thereto by executing a Joinder Agreement in the form of Exhibit H thereto (collectively, together with each Charterhouse Party, the “Sellers”), and hereby amends and restates in its entirety that certain letter, dated June 17, 2021, from GS Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), and the other undersigned persons (each such other undersigned person, an “Insider” and collectively, the “Insiders”) to the SPAC (the “Prior Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement. Certain capitalized terms used herein are defined in paragraph 9 hereof.

In order to induce the Company, the Sellers and the SPAC to enter into the Business Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor and each of the Insiders hereby severally (and not jointly and severally) agrees with the SPAC, and at all times prior to any valid termination of the Business Combination Agreement, the Company and the Charterhouse Parties, as follows:

1. The Sponsor and each Insider hereby unconditionally and irrevocably agrees: (i) that at any duly called meeting of the stockholders of the SPAC (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the SPAC requested by the SPAC’s board of directors or to be undertaken as contemplated by the Transactions, the Sponsor and each such Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person, in writing or by proxy, all of its Shares (a) in favor of the adoption of the Business Combination Agreement and approval of the Transactions and all other Transaction Proposals (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach of any representation, warranty, covenant, obligation or agreement of the SPAC contained in the Business Combination Agreement, (c) in favor of any other proposals set forth in the SPAC’s proxy statement to be filed by the SPAC with the U.S. Securities and Exchange Commission (the “Commission”) relating to the Transactions (including any proxy supplements thereto, the “Proxy Statement”), (d) for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) (1) there are not sufficient votes for approval of the Business Combination Agreement and any other proposals related thereto, as set forth in the Proxy Statement, on the dates on which such meetings are held or (2) the Closing condition in Section 11.03(d) of the Business Combination Agreement has not been satisfied, and (e) against the following actions or proposals: (1) any Business Combination Proposal or any other proposal in opposition to approval of the Business Combination Agreement or in competition with the Business Combination Agreement; and (2) (A) any change in the present capitalization of the SPAC or any amendment of the SPAC’s Charter (as defined below), except to the extent expressly contemplated by the Business Combination Agreement, (B) any liquidation, dissolution or other change in the SPAC’s corporate structure or business, (C) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor or such Insider under this Letter Agreement, and (D) any other action or proposal involving the SPAC or any of its subsidiaries that is intended or would reasonably be expected to prevent, delay or impede the timely consummation of the Transactions and (ii) not to redeem, elect to redeem or tender or submit for redemption, or knowingly cause any other Person to do any such thing on its behalf, any Shares owned by it in connection with such stockholder approval or proposed Business Combination, or in connection with any vote to amend the SPAC’s Charter or otherwise in connection with the Transactions. Prior to any valid termination of the Business Combination Agreement, the Sponsor and each Insider shall be bound by and comply with Sections 8.08 (Exclusivity) and 8.06 (Public Announcements) of the Business Combination Agreement (and any relevant definitions contained in any such Sections), which Sections apply mutatis mutandis, as if such Person were a signatory to the Business Combination Agreement with respect to such provisions. The obligations of the Sponsor and the Insiders specified in this paragraph 1 shall apply whether or not the Transactions or any action described above is recommended by the SPAC’s board of directors or any such recommendation changes while this Letter Agreement remains in force.

The Sponsor and each Insider hereby agrees that in the event that the SPAC fails to consummate a Business Combination by June 29, 2022, or such later period approved by the SPAC’s stockholders in accordance with the SPAC’s amended and restated certificate of incorporation (the “Charter”), the Sponsor and each Insider shall take all reasonable steps to cause the SPAC to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the Class A Common Shares sold as part of the Units in the IPO (the “Offering Shares”), at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) and less up to $100,000 of interest to pay dissolution expenses, divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the SPAC’s remaining stockholders and the SPAC’s board of directors, dissolve and liquidate, subject in each case to the SPAC’s obligations under Delaware law to provide for claims of creditors and the other requirements of applicable law. The Sponsor and each Insider agrees to not propose any amendment to the SPAC’s Charter that would modify the substance or timing of the SPAC’s obligation to redeem 100% of the Offering Shares if the

SPAC does not complete a Business Combination within the required time periods set forth in the Charter, or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the SPAC provides its Public Stockholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider agrees and acknowledges that, with respect to the Founder Shares held by it, it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the SPAC as a result of any liquidation of the SPAC. The Sponsor and each Insider hereby further waives, with respect to any Shares held by it, any redemption rights, if any, it may have in connection with (x) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by the SPAC to purchase Class A Common Shares and (y) a stockholder vote to approve an amendment to the Charter (A) to modify the substance or timing of the SPAC’s obligation to allow redemptions in connection with the SPAC’s initial Business Combination or to redeem 100% of the Offering Shares if the SPAC has not consummated its initial Business Combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity (although the Sponsor and the Insiders and their respective Affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the SPAC fails to consummate a Business Combination within the time period set forth in the Charter).

2. Without limiting their obligations under paragraph 5 below, during the period commencing on the date hereof and ending on the earlier of (a) the valid termination of the Business Combination Agreement or (b) the Closing, the Sponsor and each Insider shall not, without the prior written consent of the SPAC, Transfer any Units, Shares, warrants to purchase Class A Common Shares (“Warrants”) or any securities convertible into, or exercisable, or exchangeable for, Class A Common Shares owned by it. In the event that (i) any Class A Common Shares, Warrants or other equity securities of the SPAC are issued to the Sponsor or any Insider after the date hereof pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Shares or Warrants, on or affecting the Shares or Warrants owned by the Sponsor or any Insider or otherwise, (ii) the Sponsor or any Insider purchases or otherwise acquires beneficial ownership of any Shares, Warrants or other equity securities of the SPAC after the date hereof or (iii) the Sponsor or any Insider acquires the right to vote, direct the voting of or share in the voting of any Shares, Warrants or other equity securities of the SPAC after the date hereof (such Shares, Warrants or other equity securities of the SPAC described in clauses (i), (ii) and (iii), the “New Shares”), then such New Shares acquired or purchased by the Sponsor or any Insider shall be subject to the terms of this paragraph 2 and paragraph 1 above to the same extent as if they constituted the Shares or Warrants owned by the Sponsor or any Insider as of the date hereof.

3. In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other stockholders, members or managers of the Sponsor or any other Insider) agrees to indemnify and hold harmless the SPAC against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the SPAC may become subject as a result of any claim by (i) any third party (other than the SPAC’s independent registered public accounting firm) for services rendered or products sold to the SPAC or (ii) a prospective target business with which the SPAC has entered into a letter of intent, confidentiality or similar agreement for a Business Combination (a “Target”); provided, however, that such indemnification of the SPAC by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the SPAC’s independent registered public accounting firm) or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per Offering Share or (ii) such lesser amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amounts of interest which may be withdrawn to pay taxes. For the avoidance of doubt, the Sponsor shall not be required to indemnify the SPAC pursuant to this paragraph 3 in the event of (i) any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account, and (ii) any claims under the SPAC’s indemnity of Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., as the representatives of the several underwriters (each an “Underwriter” and collectively, the “Underwriters”) named in the underwriting agreement between the SPAC and the Underwriters dated as of June 29, 2020, against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the SPAC if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the SPAC in writing that it shall undertake such defense. For the avoidance of doubt, none of the SPAC’s officers or directors will indemnify the SPAC for claims by third parties, including, without limitation, claims by third party vendors and Targets.

4. The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters, the SPAC, and, prior to any valid termination of the Business Combination Agreement, the Company and the Charterhouse Parties, would be irreparably injured in the event of a breach by such Sponsor or Insider of its obligations under this Letter Agreement (with respect to the Underwriters, only such provisions as were contained in the Prior Letter Agreement), (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to seek injunctive relief, including to prevent breaches or threatened breaches of this Letter Agreement and to specifically enforce its terms, in addition to any other remedy that such party may have in law or in equity in the event of such breach.

5. (a) In the event that the Closing does not occur for any reason (including, without limitation, as a result of the valid termination of the Business Combination Agreement), the Sponsor and each Insider agrees that it shall not Transfer any Founder Shares (or Class A Common Shares issuable upon conversion thereof) until the earlier of (A) one year after the completion of the SPAC’s initial Business Combination and (B) subsequent to the completion of the SPAC’s initial Business Combination, (x) the date on which the SPAC completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their Class A Common Shares for cash, securities or other property or (y) if the last reported sale price of the Class A Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period commencing at least 150 days after the SPAC’s initial Business Combination (the “Standalone Founder Shares Lock-up Period”).

(b) In the event that the Closing does occur, the Sponsor and each Insider agrees that it shall not Transfer, or knowingly cause any other Person to Transfer on its behalf (A) any Founder Shares it owns or otherwise has a beneficial interest in or controls as at the time immediately prior to Closing until the earlier of (i) the one year anniversary of the Closing Date and (ii) the day following the trading date when the last reported sale price of the Class A Common Shares first equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period commencing at least 150 days after the Closing Date, subject to the clear market provisions in the Registration Rights Agreement and (B) any shares issued pursuant to the Sponsor PIPE Commitment if retained by the Sponsor or its Affiliates (but, for the avoidance of doubt, not if distributed to its employees and investment partners) for a period of 180 days after the Closing Date, subject to the clear market provisions in the Registration Rights Agreement, (such periods, the “Business Combination Agreement Lock-Up Periods” and, together with the Standalone Founder Shares Lock-Up Period, the “Lock-Up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 2 and 5(a) and (b), but subject to the provisions set forth in paragraph 5(d), upon the valid termination of the Business Combination Agreement, the following Transfers of the Founder Shares that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 5(c)), are permitted (a) to the SPAC’s officers or directors, any affiliates or family members of any of the SPAC’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor or any employee or partner of any such affiliate, (b) in the case of an individual, transfers by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, transfers pursuant to a qualified domestic relations order; (e) transfers by private sales or transfers made in connection with the consummation of the SPAC’s Business Combination at prices no greater than the price at which the securities were originally purchased; (f) transfers in the event of the SPAC’s liquidation prior to the SPAC’s completion of an initial Business Combination; (g) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement, as amended, upon dissolution of the Sponsor; (h) in the event of the SPAC’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of the Public Stockholders having the right to exchange their Class A Common Shares for cash, securities or other property subsequent to the SPAC’s completion of an initial Business Combination; or (i) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a) through (h) above; provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with the SPAC agreeing to be bound by the transfer restrictions and other applicable restrictions in this Letter Agreement.

(d) Vesting Provisions. The Sponsor, GS Acquisition Holdings II Employee Participation LLC and GS Acquisition Holdings II Employee Participation 2 LLC each agree that all of the Founder Shares as of the Closing (the “Vesting Shares”) shall be subject to the vesting and forfeiture provisions set forth in this paragraph 5(d). The Sponsor, GS Acquisition Holdings II Employee Participation LLC and GS Acquisition Holdings II Employee Participation 2 LLC each agree that it shall not Transfer, or knowingly cause any other Person to Transfer on its behalf, any unvested Founder Shares prior to the later of (x) the expiration of the Business Combination Agreement Lock-up Period and (y) the date such Founder Shares become vested pursuant to this paragraph 5(d); provided, that, notwithstanding the foregoing or anything to the contrary herein, GS Acquisition Holdings II Employee Participation 2 LLC shall be permitted to issue equity interests in itself solely for purposes of allocating interests to employees of The Goldman Sachs Group, Inc. or any of its affiliates and so long as GS Acquisition Holdings II Employee Participation 2 LLC is controlled by GSAM Gen-Par, L.L.C. or a subsidiary of The Goldman Sachs Group Inc. and, for the avoidance of doubt, all Founder Shares held by GS Acquisition Holdings II Employee Participation 2 LLC shall remain subject to the vesting provisions in this paragraph 5(d).

(i) Vesting of Founder Shares.

(1) 33-1/3% of the Founder Shares shall vest at such time as a Stock Price Level equal to $12.00 (the “First Vesting Price”) is achieved on or before the date that is five years after the Closing Date.

(2) 33-1/3% of the Founder Shares shall vest at such time as a Stock Price Level equal to $14.00 (the “Second Vesting Price”) is achieved on or before the date that is five years after the Closing Date.

(3) 33-1/3% of the Founder Shares shall vest at such time as a Stock Price Level equal to $16.00 (the “Third Vesting Price”) is achieved on or before the date that is five years after the Closing Date.

(4) Founder Shares that do not vest in accordance with this paragraph 5(d)(i) on or before the date that is five years after the Closing Date will be forfeited immediately following the five-year anniversary of the Closing Date.

(ii) Acceleration of Vesting upon a Sale. In the event of a Sale prior to the fifth anniversary of the Closing Date or the vesting of unvested Founder Shares, vesting shall be accelerated or the unvested Founder Shares will be forfeited, as follows:

(1) With respect to the unvested Founder Shares that were eligible to vest pursuant to paragraph 5(d)(i)(1), as the case may be, if such Sale occurs on or before the date that is five years after the Closing Date, then (i) such Founder Shares will fully vest as of immediately prior to the closing of such Sale only if the per share price of the Class A Common Shares paid or implied in such Sale equals or exceeds the First Vesting Price and (ii) no portion of such Founder Shares or Class A Common Shares will vest in connection with such Sale if the per share price of the Class A Common Shares paid or implied in such Sale is less than the First Vesting Price.

(2) With respect to the unvested Founder Shares that were eligible to vest pursuant to paragraph 5(d)(i)(2), as the case may be, if such Sale occurs on or before the date that is five years after the Closing Date, then (i) such Founder Shares will fully vest as of immediately prior to the closing of such Sale only if the per share price of the Class A Common Shares paid or implied in such Sale equals or exceeds the Second Vesting Price and (ii) no portion of such Founder Shares or Class A Common Shares will vest in connection with such Sale if the per share price of the Class A Common Shares paid or implied in such Sale is less than the Second Vesting Price.

(3) With respect to the unvested Founder Shares that were eligible to vest pursuant to paragraph 5(d)(i)(3), as the case may be, if such Sale occurs on or before the date that is five years after the Closing Date, then (i) such Founder Shares will fully vest as of immediately prior to the closing of such Sale only if the per share price of the Class A Common Shares paid or implied in such Sale equals or exceeds the Third Vesting Price and (ii) no portion of such Founder Shares or Class A Common Shares will vest in connection with such Sale if the per share price of the Class A Common Shares paid or implied in such Sale is less than the Third Vesting Price.

(4) Unvested Founder Shares that do not vest in accordance with this paragraph 5(d)(ii) upon the occurrence of a Sale will be forfeited immediately prior to the closing of such Sale and in accordance with paragraph 5(d)(iii).

(5) For purposes of this paragraph 5(d)(ii), “Sale” means (A) a purchase, sale, exchange, business combination or other transaction (including a merger or consolidation of SPAC with or into any other corporation or other entity) in which the equity securities of SPAC, its successor or the surviving entity of such business combination or other transaction are not registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or listed or quoted for trading on a national securities exchange or (B) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of SPAC’s assets. For avoidance of doubt, following a transaction or business combination that is not a “Sale” hereunder, including a transaction or business combination in which the equity securities of the surviving entity of such business combination or other transaction are registered under the Exchange Act and listed or quoted for trading on a national securities exchange, the equitable adjustment provisions of paragraph 20 shall apply, including, without limitation, to performance vesting criteria.

(iii) Voting. Holders of Founder Shares subject to the vesting provisions of this paragraph 5(d) shall be entitled to vote such Founder Shares and receive dividends and other distributions with respect to such Founder Shares prior to vesting; provided, that dividends and other distributions with respect to Founder Shares that are subject to vesting pursuant to paragraph 5(d)(i) shall be set aside by the SPAC and shall only be paid to such holders upon the vesting of such Founder Shares; for the avoidance of doubt, (i) such dividends and other distributions shall be paid only on the portion of the unvested Founder Shares that vest and (ii) if any dividends or other distributions with respect to Founder Shares that are subject to vesting pursuant to paragraph 5(d)(i) are set aside and such Founder Shares are subsequently forfeited, such set aside dividends or distributions shall become the property of the SPAC; provided further, that (i) the amount of any dividends and other distributions with respect to the unvested Founder

Shares and set aside by SPAC pursuant to this paragraph 5(d)(iii) shall not be reported as taxable income (on IRS Form 1099 or otherwise) to the holders of Founder Shares unless and until such dividends are paid in cash or in kind (which, for the avoidance of doubt, for purposes of this Letter Agreement, shall not include any transaction subject to paragraph 20 hereof), as the case may be and (ii) the parties to this Letter Agreement shall not take any position inconsistent with such reporting except to the extent otherwise required by a “determination” as defined in Section 1313 of the Code. References in this paragraph 5(d)(iii) to the Code shall include references to any similar or analogous provisions of state or local law.

(iv) Forfeiture. Founder Shares or Class A Common Shares that are forfeited pursuant to paragraph 5(d)(i) or 5(d)(ii) shall be promptly transferred by Sponsor to the SPAC, without any consideration for such Transfer, and cancelled.

(v) Stock Price Level. For purposes of this paragraph 5(d), the applicable “Stock Price Level” will be considered achieved only when the volume weighted average price per share of Class A Common Shares on the New York Stock Exchange, or such other securities exchange where the Class A Common Shares are listed or quoted, equals or exceeds the applicable threshold for any 20 trading days during a 30 consecutive trading day period. The Stock Price Levels (and the share price levels in a Sale in paragraph 5(d)(ii)) will be equitably adjusted on account of any stock split, reverse stock split or similar equity restructuring transaction.

(e) Waiver of Conversion Ratio Adjustment.

(1) (A) Section 4.3(b)(i) of the Charter provides that each share of Class B Common Stock (as defined therein) shall automatically convert into one Class A Common Share (the “Initial Conversion Ratio”) at the time of closing of the SPAC’s initial Business Combination, and (B) Section 4.3(b)(ii) of the Charter provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional Class A Common Shares or equity-linked securities (as defined therein) are issued or deemed issued in excess of the amounts offered in the IPO and in relation to the closing of the initial Business Combination, such that the Sponsor and the Insiders shall continue to own 20% of the issued and outstanding Shares after giving effect to such issuance.

(2) As of, and conditioned upon the Closing, the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the Charter to receive Class A Common Shares in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing Founder Shares held by it in connection with the Closing as a result of any Adjustment, and, as a result, the Founder Shares shall convert into Class A Common Shares (or such equivalent security) at Closing on a one-for-one basis.

6. The Sponsor and each Insider represents and warrants that it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider represents that such Insider’s biographical information furnished to the SPAC, if any (including any such information included in the Prospectus), is true and accurate in all respects and does not omit any material information with respect to such Insider’s background. The Sponsor and each Insider’s questionnaire furnished to the SPAC, if any, is true and accurate in all respects. The Sponsor and each Insider represents and warrants that: it is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it is not currently a defendant in any such criminal proceeding.

7. Except as disclosed on Schedule 5.17 (Brokers’ Fees) of the Business Combination Agreement, neither the Sponsor nor any Insider nor any Affiliate of the Sponsor or any Insider, nor any director or officer of the SPAC, shall receive from the SPAC any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the SPAC’s initial Business Combination (regardless of the type of transaction that it is).

8. The Sponsor and each Insider has full legal capacity, right, power and organizational authority, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement) or any documents pursuant to which it is organized, to enter into this Letter Agreement.

9. As used herein, the following terms shall have the respective meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that (i) neither the Company nor any Subsidiary shall be considered an Affiliate of any Seller (as defined in the Business Combination Agreement) and (ii) in no event shall the SPAC be considered an Affiliate of The Goldman Sachs Group, Inc. or of any investment fund affiliated with The Goldman Sachs Group, Inc., nor shall any portfolio company of any investment fund affiliated with The Goldman Sachs Group, Inc. be considered to be an Affiliate of the SPAC. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the SPAC and one or more businesses.

“Class A Common Shares” shall mean shares of Class A common stock, par value $0.0001 per share, issued by the SPAC.

“Founder Shares” shall mean the 18,750,000 shares of Class B common stock, par value $0.0001 per share, issued by the SPAC and owned by the Sponsor, GS Acquisition

Holdings II Employee Participation LLC and GS Acquisition Holdings II Employee Participation 2 LLC.

“Governmental Authority” shall mean any domestic or foreign national, state, multi-state, municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any court, tribunal or arbitrator of competent jurisdiction.

“Law” shall mean any applicable foreign, federal, state, local law, statute, code, ordinance, rule, regulation, order or other legal requirement of any Governmental Authority.

“Lien” shall mean any lien, encumbrance, pledge, mortgage, deed of trust, security interest, lease, charge, option, right of first refusal or first offer, easement, servitude or other transfer restriction.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Private Placement Warrants” shall mean the Warrants to purchase up to 8,500,000 Class A Common Shares owned by the Sponsor.

“Public Stockholders” shall mean the holders of securities issued in the IPO.

“Shares” shall mean, collectively, the Class A Common Shares and the Founder Shares.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b) herein.

“Trust Account” shall mean the trust fund into which a portion of the net proceeds of the IPO were deposited.

“Units” has the meaning given in the Prior Letter Agreement.

10. This Letter Agreement and the other agreements referenced herein constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, the Prior Letter Agreement. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto, the Company and the Charterhouse Parties, it being acknowledged and agreed that the Company’s and the Charterhouse Parties’ execution of such an instrument will not be required after any valid termination of the Business Combination Agreement.

11. Except as otherwise provided herein, no party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties, the Company and the Charterhouse Parties (except that, following any valid termination of the Business Combination Agreement, no consent from the Company and the Charterhouse Parties shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the SPAC, the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

12. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto, the Company and the Charterhouse Parties any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto (and, prior to any valid termination of the Business Combination Agreement, the Company and the Charterhouse Parties) and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything herein to the contrary, each of the SPAC, the Sponsor and each Insider acknowledges and agrees that, until the valid termination of the Business Combination Agreement, the Company and the Charterhouse Parties is each an express third party beneficiary of this Letter Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Letter Agreement as though directly party hereto. The Sponsor and each Insider understands and acknowledges that the Company and the Charterhouse Parties are entering into the Business Combination Agreement in reliance upon such Sponsor’s and Insiders’ execution, delivery and performance of this Letter Agreement.

13. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

14. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

15. This Letter Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state. Any and all claims or causes of action (each, an “Action”) based upon, arising out of, or related to this Letter Agreement or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in federal courts of the United States, the federal courts of the United States sitting in the State of Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, Action or proceeding, and that any cause of action arising out of this Letter Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, Action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or email transmission to the receiving party’s address or email address set forth above or on the receiving party’s signature page hereto; provided, that any such notice, consent or request to be given to the SPAC, the Charterhouse Parties or the Company at any time prior to the valid termination of the Business Combination Agreement shall be given in accordance with the terms of Section 13.03 (Notices) of the Business Combination Agreement.

17. This Letter Agreement shall terminate and be void and of no further force or effect on the earlier of (i) the latest of (x) the expiration of the applicable Lock-up Period and (y) the vesting in full and delivery of all, or forfeiture and cancellation of all, Vesting Shares, or (ii) the liquidation of the SPAC; provided, however, that paragraph 3 of this Letter Agreement shall survive such liquidation for a period of six years; provided, further, that no such termination shall relieve the Sponsor, any Insider or the SPAC from any liability resulting from a breach of this Letter Agreement occurring prior to such termination.

18. Each party hereto that is also a party to that certain Registration Rights Agreement, dated as of June 29, 2020, by and among SPAC, the Sponsor and the other parties signatory thereto (the “Existing Registration Rights Agreement”) hereby agrees to terminate the Existing Registration Rights Agreement effective as of the Closing. On or about the date of the Closing, the Sponsor and each Insider contemplated to become a party to the Amended and Restated Registration Rights Agreement shall deliver to the SPAC such agreement, duly executed by such Person, in the form attached to the Business Combination Agreement.

19. Each of the Sponsor and the Insiders hereby represents and warrants (severally and not jointly as to itself) to the SPAC, the Charterhouse Parties and the Company as follows: (i) it is duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Letter Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person; (ii) if this Letter Agreement is being executed in a representative or fiduciary capacity, the Person signing this Letter Agreement has full power and authority to enter into this Letter Agreement on behalf of the Sponsor or Insider; (iii) this Letter Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Letter Agreement, this Letter Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Letter Agreement by such Person does not, and the performance by such Person of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of such Person, (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable, or in respect of any trust arrangements), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its obligations under this Letter Agreement, or (C) result in any violation of any Law having application to the Person or any of its properties, including its Founder Shares or Private Placement Warrants, that would reasonably be expected to have any adverse effect on the legal authority of the Person to enter into and timely perform its obligations under this Letter Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its obligations under this Letter Agreement; (vi) except for fees described on Schedule 5.17 (Brokers’ Fees) of the Business Combination Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, the SPAC, any of its subsidiaries or any of their respective Affiliates in connection with the Business Combination Agreement or this Letter Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which the SPAC, the Company, the Charterhouse Parties or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Business Combination Agreement and this Letter Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement, arrangement or understanding that would in any way restrict, limit or interfere with the timely performance of such Person’s obligations hereunder; (ix) the Founder Shares and Private Placement Warrants are the only equity securities in the SPAC (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of the SPAC) owned of record or beneficially by such Person as of the date hereof and such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares and Private Placement Warrants and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Letter Agreement; (x) such Person is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the SPAC (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) and (xi) except as otherwise described in this Letter Agreement, such Person has the direct or indirect interest in all of its Class A Common Shares, Founder Shares and Private Placement Warrants, which are held directly by such Person or beneficially through the Sponsor, the Sponsor has good title to all such Founder Shares, Private Placement Warrants and Class A Common Shares held by the Sponsor, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the Securities Act) affecting any such securities, other than pursuant to (A) this Letter Agreement, (B) the Charter, (C) the Business Combination Agreement, (D) the Existing Registration Rights Agreement, or (E) any applicable securities laws.

20. If, and as often as, there are any changes in the SPAC (or any successor or surviving entity), the Class A Common Shares, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Letter Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the SPAC, the SPAC’s successor or the surviving entity of such transaction, the Class A Common Shares, the Founder Shares or the Private Placement Warrants, each as so changed. For the avoidance of doubt, such equitable adjustment shall be made to the performance criteria set forth in paragraph 5(d).

21. Each of the parties hereto agrees to promptly execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto, the Company or the Charterhouse Parties.

22. No failure or delay by a party hereto in exercising any right, power or remedy under this Letter Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Letter Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Letter Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

[Signature Page Follows]

Sincerely,

GS SPONSOR II LLC

By: GSAM Holdings LLC, as sole Manager

By:	/s/ Tom Knott
Name: Tom Knott
Title: Authorized Signatory

GSAM HOLDINGS LLC

By:	/s/ Tom Knott
Name: Tom Knott
Title: Authorized Signatory

GS ACQUISITION HOLDINGS II EMPLOYEE PARTICIPATION LLC

By:	GSAM Gen-Par, L.L.C., its manager

By:	/s/ Raanan A. Agus
Name: Raanan A. Agus
Title: Vice President

GS ACQUISITION HOLDINGS II EMPLOYEE PARTICIPATION 2 LLC

By:	GSAM Gen-Par, L.L.C., its manager

By:	/s/ Raanan A. Agus
Name: Raanan A. Agus
Title: Vice President

Acknowledged and Agreed:

GS ACQUISITION HOLDINGS CORP II

By:	/s/ Tom Knott
Name: Tom Knott
Title: Chief Executive Officer, Chief
Financial Officer and Secretary